FOR IMMEDIATE RELEASE

Contact
Jenny R. Kobin, Director — Investor Relations & Corp. Comm.
919-206-7195
jkobin@tripathimaging.com

TriPath Imaging Announces First Quarter 2004 Results

First Quarter Revenues Increased 39%

Gross Margin Reached Record Level of 68%

Continued Progress Made Towards Reaching Profitability,
with 62% Net Loss Improvement in 2004

BURLINGTON, N.C., May 6, 2004 — TriPath Imaging, Inc. (Nasdaq: TPTH) today reported first quarter revenues of $15.5 million, a 39% increase from the first quarter of 2003, gross profit of $10.6 million, a 46% increase from the first quarter of 2003, and a net loss of $884,000 or $0.02 per share, a 62% improvement from the net loss in the first quarter of 2003. TriPath Imaging also reported that its Commercial Operations segment was profitable for the sixth consecutive quarter.

In the first quarter of 2004, worldwide sales of reagents and disposables increased 37% from the first quarter of 2003, and 3% over the fourth quarter of 2003, accounting for 74% of total revenues in the first quarter of 2004 as compared to 75% of total revenues in the first quarter of 2003 and 73% in the fourth quarter of 2003. Instruments represented 11% of sales in the first quarter of 2004.

Gross profit for the first quarter of 2004 increased 46% to $10.6 million, or 68% of sales, from $7.3 million, or 65% of sales, in the first quarter of 2003. Net loss declined significantly in the first quarter of 2004 to $884,000, or $0.02 per share, a 62% improvement from the net loss of $2.4 million, or $0.06 per share, in the first quarter of 2003.

Cash and cash equivalents at March 31, 2004 were $19.9 million. The cash burn rate was reduced by 77% in the first quarter of 2004 to $356,000 per month compared to $1.6 million per month in the first quarter of 2003.

Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging commented, “This is a very exciting time for TriPath Imaging and our shareholders. In 2004, we remain focused on our strategy to build reagent and disposable sales, drive margin, and control operating expenses and cash burn, as we prepare our next generation molecular oncology products for clinical development and market introduction. Our first quarter performance positions the company for continued success.”

“In the near term, we are approaching three major catalysts that we believe will enhance the value of our company. One, we remain on track to achieve profitability in Q2 2004. Two, we will be expanding our reagent sales to the large laboratory segment through our new agreement with Quest Diagnostics. And three, we will release reagents in a Research Use Only (RUO) format by mid-year to key thought leaders in major academic centers who will generate clinical research data regarding our cytology and tissue based molecular oncology products for cancer of the cervix and breast,” Dr. Sohmer concluded.

Conference Call Details

TriPath Imaging’s management will host a conference call today at 11:00 a.m. ET. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until May 13, 2004. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number 6737284. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.

TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary and prostate.

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to operating results, the efficacy and market acceptance of TriPath Imaging’s products, and TriPath Imaging’s product development efforts. Important factors that may affect such forward-looking statements specifically and TriPath Imaging’s operating results generally include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; expenses may exceed expectations and TriPath Imaging may not achieve profitability when expected, if at all; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; TriPath Oncology may be unable to successfully develop and commercialize products and services when anticipated, if at all; TriPath Imaging’s products may not achieve market acceptance to the degree anticipated; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2003.

—financial tables follow—

TriPath Imaging, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2004	2003

Revenues	$15,510	$11,147
Cost of revenues	4,912	3,878

Gross Profit	10,598	7,269

Operating expenses:
Research and development	2,334	1,957
Regulatory	1,074	1,183
Selling and marketing	4,929	4,106
General and administrative	3,222	2,528

	11,559	9,774

Operating loss	(961)	(2,505)
Interest income	83	168
Interest expense	(6)	(13)

Net loss	$(884)	$(2,350)

Net loss per share (basic and diluted)	$(0.02)	$(0.06)

Weighted-average common shares outstanding	37,899	37,509

TriPath Imaging, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2004	2003

	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$19,886	$20,954
Accounts receivable, net	13,561	13,650
Inventory, net	10,705	10,896
Other current assets	2,011	1,495

Total current assets	46,163	46,995

Customer-use assets, net	7,026	6,634
Property and equipment, net	3,253	3,418
Other assets	419	488
Intangible assets	8,189	8,393

Total assets	$65,050	$65,928

Liabilities and stockholders’ equity

Total current liabilities	$13,177	$13,549
Long-term debt, less current portion	8	8

Total liabilities	13,185	13,557

Stockholders’ equity:
Common stock and additional paid-in capital	285,644	285,414
Deferred compensation	(19)	(52)
Accumulated deficit	(233,904)	(233,020)
Accumulated other comprehensive income	144	29

Total stockholders’ equity	51,865	52,371

Total liabilities and stockholders’ equity	$65,050	$65,928